Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Supervisory Board
QIAGEN N.V.:
We consent to the use of our reports dated March 3, 2017, with respect to the consolidated balance sheets of QIAGEN N.V. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the years in the two year period ended December 31, 2016 and the related financial statement schedule as listed in Item 18 (A), and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the 2016 Annual Report on Form 20 F of QIAGEN N.V. incorporated by reference herein. As discussed in Note 1 to the consolidated financial statements, in 2016, the Company changed its accounting method of share-based compensation from a straight-line attribution method for expense recognition to an accelerated attribution method. The Company applied this change in accounting principle retrospectively to all prior periods presented.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Düsseldorf, Germany
May 5, 2017